UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 16, 2006
EMAGEON INC.

(Exact name of registrant as specified in charter)

Delaware	0-51149	63-1240138

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1200 Corporate Drive, Suite 200, Birmingham, Alabama	35242

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (205) 980-9222
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
On October 16, 2006, the Board of Directors (“Board”) of Emageon Inc. (the “Company”), acting on the recommendation of the Nominating and Governance Committee of the Board, voted to expand the number of directors from eight to nine and elected Douglas D. French to serve as a member of the Board. Mr. French, age 52, will serve as a Class I director, with his term expiring at the 2009 annual meeting of stockholders. The Nominating and Governance Committee may recommend Mr. French for service on a committee of the Board as part of its annual committee assessment process in January 2007.
From January 2001 to May 2004, Mr. French served as the President and Chief Executive Officer of Ascension Health. Ascension Health is the Company’s largest customer, accounting for 36% of the Company’s total revenue during 2005 and 33% of the Company’s contracted backlog as of December 31, 2005. In addition, from May 2005 to October 2006, the Company was party to a consulting arrangement with French Management Group, LLC, a limited liability company founded and managed by Mr. French. Under the consulting arrangement, French Management Group received a monthly retainer of $5,000 from the Company in exchange for certain management and consulting services. The consulting arrangement was terminated prior to the appointment of Mr. French to the Board, and neither French Management Group nor the Company have any continuing obligations related thereto.
The press release announcing Mr. French’s election to the Board is filed herewith as Exhibit 99.1.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Emageon Inc. dated October 19, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAGEON INC. (Registrant)
By:	/s/ W. Randall Pittman
W. Randall Pittman
Chief Financial Officer

Date: October 20, 2006